					EXHIBIT 12.6
					Page 1
JERSEY CENTRAL POWER & LIGHT COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$64,277	$107,626	$182,927	$190,607	$186,108
Interest and other charges, before reduction for amounts capitalized
and deferred	96,290	86,111	85,519	94,035	107,232
Provision for income taxes	48,609	97,205	135,846	146,731	149,056
Interest element of rentals charged to income (a)	5,374	7,589	7,091	8,838	7,976

Earnings as defined	$214,550	$298,531	$411,383	$440,211	$450,372

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest before reduction for amounts capitalized and deferred	$90,943	$86,111	$85,519	$94,035	$107,232
Subsidiary's preferred stock dividend requirements	5,347	-	-	-	-
Interest element of rentals charged to income (a)	5,374	7,589	7,091	8,838	7,976

Fixed charges as defined	$101,664	$93,700	$92,610	$102,873	$115,208

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	2.11	3.19	4.44	4.28	3.91

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

					EXHIBIT 12.6

JERSEY CENTRAL POWER & LIGHT COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$64,277	$107,626	$182,927	$190,607	$186,108
Interest and other charges, before reduction for amounts capitalized
and deferred	96,290	86,111	85,519	94,035	107,232
Provision for income taxes	48,609	97,205	135,846	146,731	149,056
Interest element of rentals charged to income (a)	5,374	7,589	7,091	8,838	7,976

Earnings as defined	$214,550	$298,531	$411,383	$440,211	$450,372

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest before reduction for amounts capitalized and deferred	$90,943	$86,111	$85,519	$94,035	$107,232
Preferred stock dividend requirements	5,235	500	500	1,018	-
Adjustments to preferred stock dividends
to state on a pre-income tax basis	(85)	452	371	784	-
Interest element of rentals charged to income (a)	5,374	7,589	7,091	8,838	7,976

Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$101,467	$94,652	$93,481	$104,675	$115,208

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS)	2.11	3.15	4.40	4.21	3.91

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.